                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14A-11(C) or Rule 14A-12

                                                DUANE READE INC.
      ----------------------------------------------------------------------------------
                       (Name of Registrant as Specified In Its Charter)

      ----------------------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
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
                                     [LOGO]

                                440 NINTH AVENUE
                            NEW YORK, NEW YORK 10001

Dear Stockholder:

    You are cordially invited to attend our Annual Meeting of Stockholders to be held on Monday, May 14, 2001, at 11:00 a.m., Eastern time at our distribution facility, 55-02 55th Avenue, Maspeth, New York 11378.

    At the annual meeting, you will be asked to consider and vote upon the following matters, all of which are described more completely in the accompanying proxy statement:

    1. To elect seven persons to our Board of Directors to serve for a term of one year and until the election and qualification of their respective successors;

    2. To approve the second amendment to our 1997 Equity Participation Plan, as amended, to increase the number of shares of common stock authorized for issuance over the term of the plan by 1,000,000 shares; and

    3. To transact any other business as may properly come before the annual meeting and any adjournments or postponements of the meeting.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT, AS WELL AS A VOTE IN FAVOR OF THE AMENDMENT TO INCREASE THE NUMBER OF SHARES AUTHORIZED TO BE ISSUED FROM THE 1997 EQUTY PARTICIPATION PLAN.

    Only stockholders of record at the close of business on April 2, 2001 are entitled to notice of, and to vote at, the annual meeting.

    We urge you to review carefully the proxy statement. We hope you will attend the annual meeting. However, whether or not you plan to attend the annual meeting, it is important that your shares are represented. Accordingly, please complete, sign and date the enclosed proxy and return it in the enclosed prepaid envelope. If you are present at the annual meeting you may, if you wish, withdraw your proxy and vote in person.

                                          Very truly yours,

                                          /s/ Anthony J. Cuti

                                          Anthony J. Cuti, Chairman of the Board
                                          of
                                          Directors, Chief Executive Officer and
                                          President

April 13, 2001

      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2001
                                DUANE READE INC.
                                440 NINTH AVENUE
                            NEW YORK, NEW YORK 10001

To the Stockholders of Duane Reade Inc.:

    The Annual Meeting of Stockholders of Duane Reade Inc., a Delaware corporation, will be held at our distribution facility, 55-02 55th Avenue, Maspeth, New York 11378, on Monday, May 14, 2001, at 11:00 a.m., Eastern time for the following purposes:

    1. To elect seven persons to our Board of Directors to serve for a term of one year and until the election and qualification of their respective successors;

    2. To approve the second amendment to our 1997 Equity Participation Plan, as amended, to increase the number of shares of common stock authorized for issuance over the term of the Plan by 1,000,000 shares; and

    3. To transact any other business as may properly come before the annual meeting and any adjournments or postponements of the meeting.

    Our Board of Directors has fixed the close of business on April 2, 2001 as the record date for the annual meeting. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the meeting.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT, AS WELL AS A VOTE IN FAVOR OF THE AMENDMENT TO INCREASE THE NUMBER OF SHARES AUTHORIZED TO BE ISSUED FROM THE 1997 EQUITY PARTICIPATION PLAN.

    Whether or not you plan to attend the annual meeting, please complete, sign, date and return promptly the enclosed form of proxy. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States.

                                          By Order of the Board of Directors

                                          /s/ John K. Henry

                                          John K. Henry, Secretary
                                          DUANE READE INC.

April 13, 2001

                                DUANE READE INC.
                                440 Ninth Avenue
                            New York, New York 10001

                                  INTRODUCTION

    This proxy statement is furnished to the stockholders of Duane Reade Inc., a Delaware corporation, in connection with the solicitation of proxies on behalf of our Board of Directors to be voted at the annual meeting of stockholders to be held on Monday, May 14, 2001 at 11:00 a.m., Eastern time at our distribution facility, 55-02 55th Avenue, Maspeth, New York 11378, or at any other time and place to which the annual meeting may be adjourned, for the purposes set forth in the accompanying notice of meeting. This proxy statement and notice of meeting and the related proxy card are first being mailed to stockholders beginning on or about April 13, 2001. Our principal executive office is located at 440 Ninth Avenue, New York, New York, 10001.

                                  RECORD DATE

    The Board of Directors has fixed the close of business on April 2, 2001 as the record date for the annual meeting. Only stockholders of record on that date are entitled to vote at the meeting in person or by proxy.

                                    PROXIES

    Anthony J. Cuti and John K. Henry were appointed by the Board of Directors to vote the shares represented by the proxy card. Upon our receipt of a properly signed and dated proxy card, the shares represented by the proxy card will be voted in accordance with the instructions on the proxy card. If a stockholder does not return a signed proxy card, his or her shares can not be voted by proxy. Stockholders are urged to mark the boxes on the proxy card to show how their shares are to be voted.

    IF A STOCKHOLDER RETURNS A SIGNED PROXY CARD WITHOUT MARKING THE BOXES, THE SHARES REPRESENTED BY THE PROXY CARD WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS ON THE PROXY CARD FOR (1) THE ELECTION OF THE PERSONS NAMED UNDER "ELECTION OF DIRECTORS" AS NOMINEES FOR ELECTION AS DIRECTORS OF DUANE READE FOR TERMS TO EXPIRE ON THE DATE OF THE FIRST ANNUAL MEETING OF OUR STOCKHOLDERS FOLLOWING THE ANNUAL MEETING AND (2) THE APPROVAL OF THE SECOND AMENDMENT TO OUR 1997 EQUITY PARTICIPATION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE OVER THE TERM OF THE PLAN BY 1,000,000 SHARES.

    The proxy card also confers discretionary authority on the proxies to vote on any other matter not presently known to the Board of Directors that may properly come before the meeting or any adjournment of the meeting. Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same (1) upon our receipt before the proxy is voted of a duly executed proxy bearing a later date, (2) by written notice of revocation to the Secretary of Duane Reade received before the proxy is voted or (3) by the person(s) voting in person at the annual meeting. Duly executed proxies in the form enclosed, unless properly revoked, will be voted at the annual meeting.

    The expenses incidental to the preparation and mailing of this proxy material are being paid by Duane Reade. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders. To assure that a quorum will be present in person or by proxy at the annual meeting, it may be necessary for officers, directors, employees or other agents of Duane Reade to solicit proxies by telephone, facsimile or other means or in person. No other solicitation currently is planned beyond the mailing of this proxy material to stockholders and to brokerage firms, nominees, custodians and fiduciaries, who may be requested to forward the proxy materials to the beneficial owners of shares held of record by them.

                       VOTING SHARES AND QUORUM REQUIRED

    On the record date, we had outstanding, 18,478,684 shares of common stock, par value $.01 per share. Holders of common stock on the record date are entitled to one vote per share on all matters submitted to a vote of stockholders. The presence in person or by proxy of the holders of a majority of the issued and outstanding common stock, excluding common stock held by Duane Reade, is necessary to constitute a quorum at the annual meeting.

    The affirmative vote of a majority of the shares of common stock represented in person or by proxy at the annual meeting is required to elect the directors and to approve the second amendment to the 1997 Equity Participation Plan. Business that might have been transacted at the annual meeting as originally called may be conducted at any adjournment at which the requisite quorum is present.

    Pursuant to the laws of the State of Delaware, the inspectors of the election will not count shares represented by proxies that reflect abstentions or "broker non-votes" as votes cast with respect to the election of directors, and therefore, neither abstentions nor broker non-votes will affect the election of nominees. "Broker non-votes" are shares held by brokers or nominees that are represented at the annual meeting, but with respect to which the broker or nominee does not have the power to vote on a particular proposal. With respect to all other proposals scheduled to come before the annual meeting, abstentions with respect to a particular proposal will have the effect of a vote against the proposal. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of a proposal and will not be counted as votes for or against the proposal.

                            MATTERS TO BE VOTED UPON

1.  ELECTION OF DIRECTORS

    Our by-laws provide for no fewer than two nor more than fourteen directors, as determined by the Board of Directors. The Board has fixed the number of directors at seven. Each of these directors will be elected at the annual meeting to serve for a term of one year, or until their successors are elected and qualified.

    Each of the nominees has indicated a willingness to serve as a member of the Board of Directors if elected. If any of the nominees should become unavailable prior to the annual meeting, the proxy will be voted for a substituted nominee or nominees designated by the Board of Directors. The information provided below with respect to the nominees is as of the record date.

    The names of the nominees for election as directors are listed below, together with personal information as at April 2, 2001, including the present principal occupation and recent business experience of each nominee. All of the nominees are current members of the Board. There are no family relationships among any of our current directors, executive officers or the Board's proposed nominees.

                                                                         DIRECTOR
NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS              AGE       SINCE
--------------------------------------------------            --------   --------
Anthony J. Cuti.............................................     55        1996

  Mr. Cuti has been our President and Chief Executive
  Officer since April 1996. Prior to joining Duane Reade,
  Mr. Cuti served as President and as a member of the Board of Directors of Supermarkets General and Pathmark from 1993 to 1996 and, prior to being named President of Supermarkets General and Pathmark, Mr. Cuti was Executive
  Vice President and Chief Financial Officer of Supermarkets
  General. From 1984 to 1990, he was the Chief Financial
  Officer of the Bristol-Myers International Group of the Bristol-Myers Company and prior to that was employed by the Revlon Corporation.

                                                                         DIRECTOR
NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS              AGE       SINCE
--------------------------------------------------            --------   --------
Nicole S. Arnaboldi.........................................     42        1997

  Ms. Arnaboldi serves as a Managing Director and Chief
  Operating Officer-Funds Management at CSFB Private Equity,
  Inc. since the acquisition of Donaldson, Lufkin and Jenrette Securities Corporation, or DLJ, by Credit Suisse
  First Boston, or CSFB, in November 2000. Prior to this acquisition, Ms. Arnaboldi was a Managing Director of DLJ
  Merchant Banking II, Inc. She joined The DLJ Merchant
  Banking group in March 1993 after six years with The
  Sprout Group, the venture capital affiliate of DLJ
  Merchant Banking II, Inc.

David L. Jaffe..............................................     42        1997

  Effective May 1, 2001, Mr. Jaffe will be a Managing
  Director of Centre Partners Management LLP. Mr. Jaffe was previously a Managing Director at CSFB Private Equity,
  Inc. since the acquisition of DLJ by CSFB, in November, 2000. Prior to this acquisition, Mr. Jaffe was a Managing
  Director of DLJ Merchant Banking, Inc. Mr. Jaffe joined
  DLJ in 1984 and became a Managing Director of DLJ Merchant
  Banking, Inc. in 1995. He currently sits on the Board of Directors of Target Media Partners (Toronto Stock
  Exchange).

Kevin Roberg................................................     50        1998

  Mr. Roberg is currently a private investor and since 1999 has been a General Partner of Delphi Ventures, a health care venture capital fund. From 1998 to 1999, Mr. Roberg was the Founder and a Principal of Kelsey Capital
  Investments, a private investment firm. From 1995 to 1998, Mr. Roberg served as Chief Executive Officer and President of ValueRx. Prior to serving in this position, Mr. Roberg served as Chief Executive Officer and President of Medintell Systems Corporation, which was acquired by ValueRx in 1995. From 1994 to 1995, Mr. Roberg served as
  President-Western Health Plans and President-PRIMExtra,
  Inc. for EBP Health Plans, Inc. Mr. Roberg served as
  Division President and Chief Operating Officer of
  Diversified Pharmaceutical Services, a subsidiary of United HealthCare Corporation, from 1990 to 1994.

David W. Johnson............................................     69        1998

  Mr. Johnson is Chairman Emeritus of Campbell Soup Company
  (New York Stock Exchange). Mr. Johnson began his business career as a management trainee at Colgate Australia in 1959 and after a series of promotions became General
  Manager of Colgate's South African subsidiary in 1967.
  From 1972 to 1982, Mr. Johnson held several senior positions with Warner-Lambert. In 1982, Mr. Johnson became
  President and Chief Executive Officer of Entenmann's, Inc.
  From 1987 to 1990, he variously served as Chairman, Chief
  Executive Officer and President of Gerber Products
  Company. Mr. Johnson was Chairman of Campbell Soup Company from 1993 to 1999 and, following a brief retirement, returned as Chairman from March 2000 to January 2001. Mr.
  Johnson was also President and Chief Executive Officer of
  Campbell from January 1990 to July 1997. Mr. Johnson is a director of Colgate Palmolive Company and serves on the Advisory Counsel for the University of Notre Dame College of Business Administration as well as the University of Chicago's Graduate School of Business.

                                                                         DIRECTOR
NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS              AGE       SINCE
--------------------------------------------------            --------   --------
Carl M. Pradelli............................................     34        2000

  Mr. Pradelli is a Director in the Investment Banking
  Division of CSFB. Previously, Mr. Pradelli was a Senior
  Vice President of DLJ, which he joined in 1988. Mr.
  Pradelli received his B.S. in Business from New York
  University and his M.B.A. from the Wharton School of the University of Pennsylvania.

William Simon...............................................     62        2001

  Mr. Simon has been the Executive Vice President--Latin
  American Consulting since 1999 and Executive Vice
  President--International Consulting since 2000 of KPMG
  Consulting, Inc. (NASDAQ). Previously, Mr. Simon served as a National Managing Partner for KPMG LLP in charge of the Manufacturing, Retailing & Distribution Practice and as a
  Member of the Firm's Management Committee. Prior to that assignment, Mr. Simon held several senior partner positions at KPMG LLP, including Area Managing Partner for the Pacific Southwest and as the Partner in Charge of KPMG's Management Consulting Practice, Audit Practice and
  New York Office Audit Practice.

    ELECTION OF THE NOMINEES REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK HELD BY HOLDERS PRESENT AT THE ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH STOCKHOLDER TO VOTE "FOR" ALL NOMINEES.

2. PROPOSAL TO APPROVE THE SECOND AMENDMENT TO THE 1997 EQUITY PARTICIPATION PLAN, AS AMENDED.

    The Board recommends that the stockholders vote to approve the second amendment to our 1997 Equity Participation Plan, as amended, pursuant to which the number of shares of common stock eligible for issuance under the plan will be increased by 1,000,000 to 2,971,181. The Board and Duane Reade's stockholders previously approved the plan, as amended, on May 6, 1999. After this approval, a total of 1,971,181 shares of common stock were reserved for issuance under the plan.

    By the terms of the plan, the Board may amend the plan from time to time with respect to the number of shares reserved for issuance under the plan, subject to stockholder approval. The Board believes it is in the best interest of Duane Reade to continue to incentivize its employees, consultants and directors who are not employees of Duane Reade by granting options, awards of restricted stock, performance awards, dividend equivalents, awards of deferred stock, stock payments or stock appreciation rights as part of their overall compensation, and that an increase in the number of available shares is needed to permit Duane Reade to continue to grant options under the plan. As of February 13, 2001, options to purchase 1,957,587 shares of common stock had been issued under the plan, and only 13,594 shares remained available for additional grants. Accordingly, on February 13, 2001, the Board approved the second amendment to the plan, subject to stockholder approval, increasing the aggregate number of shares of common stock that may be issued under the plan to 2,971,181.

DESCRIPTION OF THE 1997 EQUITY PARTICIPATION PLAN

    The principal features of the 1997 Equity Participation Plan are summarized below, but the summary is qualified in its entirety by reference to the plan itself. Copies of the plan can be obtained by making written request of Duane Reade's Secretary.

    ADMINISTRATION. The Compensation Committee of the Board has the authority to conduct the general administration of the plan. Under the terms of the plan, the Compensation Committee must consist of two or more independent directors, appointed by the Board, each of whom must be both a

"non-employee director" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended and an "outside director" for purposes of
Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee has the power to interpret the plan and any award agreement entered into under the plan, as well as to adapt, amend or rescind rules for the administration, interpretation and application of the plan. The full Board conducts the general administration of the plan with respect to options granted to independent directors. In addition, the Board, in its absolute discretion, may at any time exercise any and all rights and duties of the Compensation Committee under the plan, except with respect to matters that, under Rule 16b-3 under the Exchange Act or Section 162(m) of the Internal Revenue Code are required to be determined in the sole discretion of the Compensation Committee.

    ELIGIBILITY. The Compensation Committee, in its sole discretion, may from time to time grant Awards to any number of Duane Reade's key employees or consultants. The Compensation Committee determines at the time of each grant the number of shares subject to these awards. In addition, the Board, in its sole discretion, may from time to time grant non-qualified stock options to any independent director. Subject to the terms of the plan, the Board determines at the time of each option grant to independent directors the number of shares subject to the options. Independent directors are not eligible to receive any awards other than non-qualified stock options.

    The maximum number of shares that may be granted under the plan to any employee, consultant or independent director in any calendar year can not exceed 480,429. Expired or cancelled awards that have not been fully exercised before expiration or cancellation may be granted again under the plan. There are presently three independent directors and approximately 175 key employees and consultants eligible to receive options under the plan. As consideration for receipt of an award, the employee, consultant or independent director must agree to render faithful and efficient services to Duane Reade.

    PAYMENT FOR SHARES. The exercise or purchase price for all options and other awards that provide a right to acquire common stock, together with all taxes required to be withheld, must be paid in one or more of the following manners:

    - in full in cash at the time of the exercise or purchase,

    - with the approval of the Compensation Committee or the Board, in the case of options granted to Independent Directors, in whole or in part in common stock owned by the recipient or issuable upon exercise of the option valued at its fair market value on the date of exercise, or through delivery of other property that constitutes good and valuable consideration,

    - through delivery of a recourse promissory note bearing interest payable to Duane Reade,

    - through delivery of a notice that the optionee has placed a market sell offer with a broker with respect to shares of common stock then issuable upon exercise of the option and that the broker has been directed to pay the net proceeds of the sale to Duane Reade in satisfaction of the exercise price, or

    - by a combination of the foregoing. In addition, the Compensation Committee or the Board in the case of options granted to independent directors, may in its discretion allow a delay in payment of up to thirty days from the date the option, or portion of the option is exercised.

    AWARDS UNDER THE EQUITY PLAN. Each award is set forth in a separate agreement with the person receiving the award, which indicates the type, terms and conditions of the award.

    NONQUALIFIED STOCK OPTIONS, OR NQSOS. NQSOs will provide for the right to purchase common stock at a specified price that, except with respect to NQSQs intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, may be less than fair market value on the date of grant, and usually will become exercisable, as determined by the Committee or the Board, in the case of NQSOs granted to independent directors, in one or more installments after the grant date. Exercise of the NQSOs is subject to the participants' continued employment or services with Duane Reade and/or subject to the satisfaction of individual or company performance targets established by the Compensation Committee or the Board in the case of NQSOs granted to independent directors. NQSOs may be granted for any term specified by the Compensation Committee or the Board, in the case of NQSOs granted to independent directors.

    INCENTIVE STOCK OPTIONS, OR ISOS. ISOs are designed to comply with restrictions contained in the Internal Revenue Code. Among these restrictions, ISOs must have an exercise price that is not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees and must expire within a specified period of time following the optionee's termination of employment. These awards may be subsequently modified to be disqualified from treatment as ISOs. In the case of an ISO granted to an individual who owns or is deemed to own at least 10% of the total combined voting power of all classes of Duane Reade's stock, the plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and that the ISO must expire upon the fifth anniversary of the date of its grant. Subject to Internal Revenue Code limitations, ISOs will become exercisable as determined by the Compensation Committee.

    RESTRICTED STOCK. Restricted stock may be sold to employees and consultants at various prices and made subject to those restrictions as may be determined by the Compensation Committee. In general, Duane Reade may repurchase restricted stock at the original purchase price if the specified conditions or restrictions are not met, and restricted stock may not be sold or otherwise transferred or hypothecated until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends (if applicable) prior to the time the restrictions lapse.

    DEFERRED STOCK. Deferred stock may be awarded to employees and consultants, typically without payment of consideration, subject to vesting conditions based on continued employment or on performance criteria established by the Compensation Committee. Like restricted stock, deferred stock may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or satisfied. Unlike restricted stock, however, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

    STOCK APPRECIATION RIGHTS, OR SARS. SARs may be granted to employees and consultants in connection with stock options or other awards or separately. SARs granted in connection with stock options or other awards typically provide for payments to the holder based upon increases in the price of common stock over the exercise price of the related option or other award, but, alternatively, these SARs may provide for payments based upon criteria such as book value. Except as required by Section 162(m) of the Internal Revenue Code with respect to an SAR intended to qualify as performance-based compensation and except for any restrictions specified in the plan on the amount of gain realizable from the exercise of SARs, the Compensation Committee may elect to make SAR payments in cash or in common stock or in a combination of both.

    DIVIDEND EQUIVALENTS. Dividend equivalents represent the value of the dividends per share paid on common stock and may be granted to employees and consultants in connection with any number of shares subject to another award, such as an option or SAR, held by such individual. The Compensation Committee may elect to pay dividend equivalents in cash or in common stock or in a combination of both.

    PERFORMANCE AWARDS. Performance awards may be granted to employees and consultants on an individual or group basis. Generally, these awards will be based upon specific performance targets and may be paid in cash or in common stock or in a combination of both. The value of performance awards may be linked to market value, book value, net profits or other measure of the value of common stock or other performance criteria over a predetermined period.

    STOCK PAYMENTS. Stock payments may be awarded to employees and consultants in the form of shares of common stock as part of a deferred compensation arrangement or otherwise in lieu of or in addition to all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee or consultant.

    MERGER, CONSOLIDATION AND OTHER EVENTS. The plan provides the Compensation Committee or the Board, in the case of options granted to Independent Directors, discretion to amend terms of awards such as exercise price, number of shares and vesting upon the occurrence of a recapitalization, stock split, reorganization, merger, consolidation, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of our assets or other similar corporate event. In addition, the plan further provides that in any event, upon the occurrence of a "Sale of the Company" to Duane Reade, as defined in the plan, all outstanding awards will become immediately exercisable, vested or payable, as applicable, unless an award is otherwise assumed by a successor to Duane Reade or replaced by a similar right with respect to securities of the successor entity or subject to other limitations imposed at the time of grant.

    FEDERAL INCOME TAX CONSEQUENCES. The following discussion summarizes U.S. federal tax treatment of options granted under the plan under federal tax laws, currently in effect. The rules governing the tax treatment of options are quite technical and the following discussion is necessarily general in nature and does not purport to be complete. The statutory provisions and interpretations described below are, of course, subject to change, and their application may vary in individual circumstances.

    INCENTIVE STOCK OPTIONS. Generally, an optionee recognizes no taxable income when an ISO that meets the requirements set forth in Section 422 of the Internal Revenue Code is granted to him or when that ISO is exercised by him. Upon exercise of the ISO, however, the optionee's alternative minimum taxable income will generally include the amount by which the fair market value of the common stock acquired at the time of exercise exceeds the option exercise price. If the optionee holds the shares acquired upon exercise of ISO for at least two years after the date of grant and for at least one year after the date of exercise, the difference between the sale price and exercise price upon subsequent disposal of the shares will be treated as a long term capital gain or loss. If the optionee disposes of the shares without holding the shares for the appropriate period, at the time of the disposition the optionee will generally recognize ordinary income in an amount equal to the fair market value of the common stock on the date of exercise over the option exercise price. Any gain in excess of this amount will be taxed as a capital gain. If the optionee does not hold the shares for the ISO for at least two years after the date of grant and for at least one year after the date of exercise, and the sale price is below the exercise price, the difference between the amount realized on the sale and exercise price is treated as a loss.

    NON QUALIFIED STOCK OPTION. There is no taxable income to an optionee when a NQSO is granted to him. Upon exercise of the NQSO, however, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock acquired upon exercise, determined on the date of exercise, over the aggregate exercise price of such NQSO. An optionee's basis for the shares of common stock acquired upon exercise for purposes of determining his gain or loss on his subsequent disposition of the shares will be equal to the option price paid plus the ordinary income recognized upon exercise.

    BUSINESS DEDUCTIONS. In general if we comply with the applicable income reporting requirements, we will be allowed a business expense deduction to the extent an optionee recognizes ordinary income upon the exercise of a NQSO or upon a disposition of an ISO that occurs prior to the date that is two years after the date of grant and one year after the date of exercise.

    SECTION 162(M). Under Section 162(m) of the Internal Revenue Code, income tax deductions of publicly held companies may be limited to the extent total compensation for certain executive officers exceeds $1 million in any one year. The deduction limit under Section 162(m) does not apply, however, to specified "performance based compensation" established by an independent compensation committee that is adequately disclosed to, and approved by, stockholders. Under a Section 162(m) transition rule for compensation plans of corporations that are privately held and that become publicly held in an initial public offering, options granted under the plan prior to approval of the plan, as amended, by our stockholders at the annual meeting held in 1999 will not be subject to
Section 162(m). The Compensation Committee may designate a key employee as a "Section 162(m) Participant" and determine whether the options granted to that key employee will qualify as performance-based compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of section 162(m)(4)(c) and the regulations issued thereunder.

    CASHLESS EXERCISES. The tax consequences resulting from the exercise of an option through delivery of already-owned company shares is not completely certain. For ISOs, the IRS, in published rulings, has taken the position that:

    - to the extent an equivalent value of shares is acquired, the optionee will recognize no gain,

    - the employee's basis in the stock acquired upon the exercise is equal to the employee's basis in the surrendered shares increased by any compensation income recognized by the employee,

    - the employee's basis in any individual shares acquired upon the exercise is zero,

    - if the shares delivered were acquired upon exercise of an ISO and are delivered prior to the date that is two years after the date of grant and one year after the date of exercise, the delivery of the shares constitutes a disposition as to which the rules described above will apply and

    - any sale or disposition of the acquired shares prior to the date that is two years after the date of grant and one year after the date of exercise will be viewed first as a disposition of the shares with the lowest basis. For NQSOs, the IRS, in published rulings, has taken the position that

       - to the extent an equivalent value of shares is acquired, the optionee will recognize no gain,

       - the employee's basis in the stock acquired upon such exercise is equal to the employee's basis in the surrendered shares,

       - any additional shares acquired upon such exercise are compensation to the optionee and

       - the employee's basis in any additional shares is their then-fair market value.

SHARES ISSUED UNDER THE 1997 EQUITY PARTICIPATION PLAN

    Since the inception of the 1997 Equity Participation Plan through April 2, 2001, Mr. Cuti has acquired options to purchase 711,201 shares of common stock at a weighted average exercise price per share of $13.71; Mr. Charboneau has acquired options to purchase 173,388 shares of common stock at a weighted average exercise price per share of $17.86; Mr. Ray has acquired options to purchase 192,083 shares of common stock at a weighted average exercise price of 15.21; Mr. Tennant has acquired options to purchase 138,856 shares of common stock at a weighted average exercise price of $10.85; Mr. Henry has acquired options to purchase 100,000 shares of common stock at a weighted average exercise price of $25.31. In addition, as of April 2, 2001, all executive officers as a group have acquired options relating to a total of 1,315,528 shares of common stock at a weighted average exercise price per share of $15.06; all current directors who are not executive officers have acquired options relating to a total of 20,000 shares of common stock at a weighted average exercise price per share of $25.19; all current directors who are not executive officers have acquired SARs related to 10,000 shares of common stock at an exercise price per share of $23.13. As options granted under the plan are discretionary and are determined by the Compensation Committee or the Board, in the case of options granted to Independent Directors, we cannot determine the number of shares of Common Stock that will be acquired by these persons in the future under the plan. In addition, since the value of options depends upon the future market price of Common Stock, we cannot determine the value of outstanding options.

    APPROVAL OF THE SECOND AMENDMENT TO THE 1997 EQUITY PARTICIPATION PLAN, AS AMENDED, REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK HELD BY HOLDERS PRESENT OR REPRESENTED BY PROXY AT THE ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVING THE SECOND AMENDMENT TO THE 1997 EQUITY PARTICIPATION PLAN, AS AMENDED.

                              DIRECTOR ATTENDANCE

    During the fiscal year ended December 30, 2000, the Board met six times and acted one time by unanimous written consent, the Audit Committee met three times, and the Compensation Committee met one time. Each director attended at least four of the six Board meetings and all of the meetings of the Board committees on which the director served during 2000. Directors meet their responsibilities not only by attending Board and Committee meetings, but also through communication with the Chairman and Chief Executive Officer and other members of management on matters affecting Duane Reade.

                           COMPENSATION OF DIRECTORS

    We do not compensate directors who are Duane Reade employees, employees of CSFB or their respective subsidiaries. All other directors receive the following compensation:

FEES

    Board Meeting Attendance Fee--Each non-employee director receives a fee of $5,000 for each Board meeting attended.

    Board Meeting Participation Fee--Each non-employee director receives a fee of $1,000 for each Board meeting he participates in by telephone.

    Committee Meeting Participation Fee--Each non-employee director receives a fee of $1,000 for each Board committee meeting he attends or participates in by telephone.

OPTIONS

    Annual Board Member Stock Option Grant--Each non-employee director receives an annual grant of 5,000 options to purchase common stock on June 1 of each year for serving as a member of the Board in the previous fiscal year, pro rated for partial year service. These stock options are issued under the 1997 Equity Participation Plan. At the election of the non-employee directors, these stock option grants may be replaced by SARs that carry the same economic attributes as the stock option grants.

                                BOARD COMMITTEES

    There are two committees of the Board as of the record date: an Audit Committee and a Compensation Committee. Membership as of the record date was as follows:

AUDIT                                     COMPENSATION
-----                                   -----------------
Mr. Johnson                             Mr. Jaffe
Mr. Roberg                              Mr. Johnson
Mr. Simon                               Mr. Roberg
                                        Mr. Simon

AUDIT COMMITTEE

    The Audit Committee met three times during 2000. Each member of the committee is "independent" as defined in the listing standards of the New York Stock Exchange, where we list our common stock. The Board has approved a written charter for the committee, a copy of which is included as an exhibit to this proxy statement.

    The Committee:

       - Oversees our financial reporting process and systems of internal control;

       - Oversees the function and activities of our independent auditors;

       - Oversees the preparation of annual and quarterly consolidated financial statements in conformity with generally accepted accounting principles;

       - Oversees our systems for monitoring compliance with laws and regulations;

       - Reviews compliance with our code of conduct;

       - Recommends to the Board the appointment of independent auditors and annually evaluates the auditors' independence;

       - Oversees and supervises special investigations; and

       - Annually reviews and assesses the adequacy of its charter, and amends the charter as appropriate, with Board approval.

REPORT OF THE AUDIT COMMITTEE

    The Audit Committee functions pursuant to a charter that was adopted by the Committee and approved by the Board of Directors on April 17th & 18th, 2000 respectively, a copy of which is included as Attachment B to this Proxy Statement. As set forth in the charter, the role of the Committee is to oversee the company's financial reporting process and systems of internal control. The board of directors, in its business judgment, has determined that all members of the Committee are "independent," as required by applicable listing standards of the New York Stock Exchange.

    Management of the company is responsible for the preparation, presentation and integrity of the company's financial statements, the company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

    In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, as currently in effect, and written confirmations from management with respect to information technology consulting services relating to financial information systems design and implementation services provided by the auditors, has considered whether the provision of information technology consulting services relating to financial information systems design and implementation and other non-audit services by the independent auditors to the company is compatible with maintaining the auditor's independence and has discussed with the auditors the auditors' independence.

    Based upon the review of information received and discussions as described in this report, the Committee recommended to the board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 30, 2000 to be filed with the Securities and Exchange Commission.

    The foregoing has been approved by all members of the Audit Committee.

                                          DUANE READE INC.
                                          AUDIT COMMITTEE
                                          David W. Johnson
                                          Kevin Roberg
                                          William Simon

COMPENSATION COMMITTEE

    The Compensation Committee met one time during 2000.

    The Committee:

       - Advises and makes recommendations to the Board regarding annual salary and bonus determinations of all of our officers and senior management, including the Chief Executive Officer.

       - Advises and makes recommendations to the Board regarding compensation of directors.

       - Reviews and makes recommendations to the Board regarding the performance standards under our compensation and incentive programs for directors, officers and senior management.

       - Reviews and makes recommendations to the Board regarding grants of awards under the 1997 Equity Participation Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CSFB/DLJMB RELATIONSHIPS

    In connection with our recapitalization in June 1997, DLJ Merchant Banking Partners II, L.P. and some of its affiliates purchased an aggregate of 9,383,420 shares of our common stock. The aggregate purchase price for these shares was approximately $78.7 million, or approximately $8.33 per share. Concurrently with the recapitalization, all of our shareholders other than members of management signed a Stockholders and Registration Rights Agreement. See "--Stockholders and Registration Rights Agreement." DLJ Merchant Banking Partners II, Inc. is the managing general partner of DLJ Merchant Banking Partners II, L.P.
Ms. Arnaboldi, a Duane Reade Director, was a Managing Director of DLJ Merchant Banking Partners II, Inc. and is currently a Managing Director of CSFB Private Equity, Inc., the successor to DLJ Merchant Banking Partners II, Inc. Mr. Jaffe was also a Managing Director of Merchant Banking Partners II, Inc., and until March 2001 was a Managing Director of CSFB. Mr. Pradelli, a director of Duane Reade, was a Senior Vice President of DLJ and is currently a Director with CSFB, the successor to DLJ.

    On March 17 and October 31, 2000, we amended and restated our credit agreement in which DLJ Capital Funding, Inc., an affiliate of CSFB, acted as the manager and syndication agent. In connection with the credit agreement, DLJ Capital Funding, Inc. received a customary funding fee of approximately
$1.5 million.

LOAN AGREEMENTS

    On November 9, 1998, upon unanimous approval of our Board of Directors, we extended a $2.0 million loan to Mr. Cuti. For so long as our credit agreement is outstanding, this loan bears interest at the rate of interest we pay on the revolving loans outstanding under our credit agreement. Thereafter, Mr. Cuti's loan will bear interest at LIBOR plus 300 basis points. The loan becomes due upon the earliest to occur of (1) the termination of Mr. Cuti's employment,
(2) the termination of Mr. Cuti's employment agreement, (3) any sale by Mr. Cuti of 15% or more of our common stock held by Mr. Cuti or
(4) November 9, 2003.

    Pursuant to the terms of Mr. Cuti's employment agreement and a secured loan agreement and related agreements among Mr. Cuti, Duane Reade and DLJ, on November 20, 1997, Mr. Cuti borrowed $1.0 million from DLJ, which is now CSFB. The loan is secured by Mr. Cuti's pledge to CSFB of his options granted under the 1997 Equity Participation Plan and his option to purchase 496,569 shares of common stock, and all common stock and other proceeds payable upon exercise or other disposition of these options. The loan is subject to interest at the Federal Mid-Term Rate as in effect from time to time and is generally payable in five equal installments commencing within 30 days after Mr. Cuti has the ability to receive cash in exchange for any of the securities he pledged. In addition, we may apply any amounts to which Mr. Cuti is entitled upon termination of employment to repayment of the loan. Mr. Cuti's employment agreement and the loan documents further provide that in the event of termination of Mr. Cuti's employment by reason of termination by us without "cause", our non-renewal of his employment or his resignation without "good reason", as such terms are defined in Mr. Cuti's employment agreement, we will reimburse Mr. Cuti for all interest accrued as of the date of this termination if we have achieved certain specified financial targets for the year prior to termination and the year of this termination. The loan documents permit CSFB to assign the loan to specified affiliates, including Duane Reade, and we are obligated, pursuant to Mr. Cuti's employment agreement, to assume the loan from CSFB as soon as practicable after Duane Reade and CSFB agree that Duane Reade may do so. At December 30, 2000, CSFB had not exercised this election.

    On June 7, 1999, we paid to CSFB on behalf of Mr. Cuti $200,000 in principal and $97,319 in interest on the loan. On December 30, 1999, we paid to CSFB on behalf of Mr. Cuti $200,000 in principal and $78,583 in interest on the loan. On January 10, 2001, we paid to CSFB on behalf of

Mr. Cuti $200,000 in principal and $59,666 in interest on the loan. For each of these payments, Mr. Cuti has delivered to us a promissory note dated when the payments were made. These promissory notes each bear interest at the Federal Mid-Term Rate. The principal and all accrued interest are payable in full by Mr. Cuti on December 19, 2002. In the event of termination of Mr. Cuti's employment by reason of termination without "cause" or our non-renewal of his employment or his resignation without "good reason," we will forgive Mr. Cuti for all interest accrued on these promissory notes as of the date of termination if we have achieved specified financial targets for the year prior to termination and the year of termination.

STOCKHOLDERS AND REGISTRATION RIGHTS AGREEMENT

    In connection with our recapitalization, our shareholders who were not employees entered into a Stockholders and Registration Rights Agreement in June 1997, pursuant to which we granted them the right to cause us to register shares of common stock under the Securities Act. Under the terms of the Stockholders and Registration Rights Agreement, at any time after February 10, 1999, the holders of at least a majority of the registrable securities held by DLJ Merchant Banking Partners II, L.P. and its affiliates can require us, subject to limitations, to file a registration statement under the Securities Act covering all or part of the securities held by them at the time the agreement was signed. Currently, 8,291,762 outstanding shares of common stock constitute registrable securities under this agreement and therefore are eligible for registration pursuant to the agreement. We are obligated to pay all registration expenses incurred in connection with these registrations, other than underwriting discounts and commissions and subject to some limitations. In addition, the Stockholders and Registration Rights Agreement provides the shareholders party to the agreement with "piggyback" registration rights, subject to some limitations, whenever we file a registration statement on a registration form that can be used to register securities held by these shareholders.

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

    The following table sets forth information with respect to the beneficial ownership of our common stock, which constitutes our only class of voting capital stock, by (1) each director, (2) each named executive officer and
(3) all executive officers and directors as a group, based on data as of April 2, 2001.

    For purposes of this table, a person is deemed to have "beneficial ownership" of any shares that the person has the right to acquire within 60 days after the date of this proxy statement. For purposes of calculating the percentage of outstanding shares held by each person named below, any shares that a person has the right to acquire within 60 days after the date of this proxy statement are deemed to be outstanding, but not for the purposes of calculating the percentage ownership of any other person.

                           SHARES BENEFICIALLY OWNED

NAME                                                          NUMBER OF SHARES   PERCENT
----                                                          ----------------   --------
Anthony J. Cuti (1).........................................       947,052         4.9%

David L. Jaffe..............................................            --          --

Nicole S. Arnaboldi (2).....................................            --          --

Carl M. Pradelli............................................            --          --

Gary Charboneau (3).........................................       334,716         1.8%

Jerry M. Ray (4)............................................       221,493         1.2%

William J. Tennant (5)......................................       124,778           *

John K. Henry (6)...........................................        20,000           *

Kevin Roberg (7)............................................        12,800           *

David W. Johnson (8)........................................        11,000           *

William Simon...............................................         1,000           *

All executive officers and directors as a group (11
  persons)(9)...............................................     1,672,839         8.4%

--------------------------

*   Less than one percent

(1) Includes 946,952 shares that could be acquired upon the exercise of presently exercisable stock options.

(2) Ms. Arnaboldi is a managing director of CSFB Private Equity, Inc., an affiliate of Credit Suisse First Boston and other Credit Suisse First Boston affiliates that own shares in Duane Reade. As a result, Ms. Arnaboldi may be deemed to beneficially own the shares of common stock held by all of these entities. Ms. Arnaboldi expressly disclaims beneficial ownership of these shares.

(3) Includes 128,979 shares that could be acquired upon the exercise of presently exercisable stock options.

(4) Includes 180,803 shares that could be acquired upon the exercise of presently exercisable stock options.

(5) Includes 124,778 shares that could be acquired upon the exercise of presently exercisable stock options.

(6) Includes 20,000 shares that could be acquired upon the exercise of presently exercisable stock options.

(7) Includes 10,000 shares that could be acquired upon the exercise of presently exercisable stock options.

(8) Includes 10,000 shares that could be acquired upon the exercise of presently exercisable stock options.

(9) Includes 1,421,512 shares that could be acquired upon the exercise of presently exercisable stock options.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

    We have been notified by the persons in the following table that they were the beneficial owners of more than 5% of our voting securities as of February 14, 2001. According to the most recent Schedule 13G filed by the owner with the SEC, these shares were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of changing or influencing control over us.

                                                              NO OF SHARES
                                                              BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                             OWNED            PERCENT (1)
------------------------------------                          ------------   ----------------------
Credit Suisse First Boston (2)..............................    8,319,110                      45.0%
  Uetlibergstrasse 231
  P.O. Box 900
  CH-8070
  Zurich, Switzerland

T. Rowe Price Associates, Inc. (3)..........................    2,110,300                      11.4%
  100 E. Pratt Street
  Baltimore, Maryland 21202

Westport Asset Management, Inc. (4).........................    1,695,100                       9.2%
  253 Riverside Avenue
  Westport, CT 06880

Delaware Management Holdings (5)............................    1,603,748                       8.7%
  2005 Market Street
  Philadelphia, PA 19103

--------------------------

(1) This calculation is based on all outstanding shares of common stock as of April 2, 2001.

(2) Information based on Schedule 13G dated February 14, 2001. Includes all shares reported by Credit Suisse First Boston, a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute a part of the Credit Suisse First Boston business unit. The shares are held directly by (a) direct and indirect subsidiaries of Credit Suisse First Boston (USA), Inc., an indirect subsidiary of Credit Suisse First Boston, (b) merchant banking funds advised by subsidiaries of Credit Suisse First Boston (USA), Inc. and (c) Credit Suisse First Boston Corporation, a wholly owned subsidiary of Credit Suisse First Boston (USA), Inc., in proprietary trading and investment accounts. Credit Suisse First Boston and the owners of the shares described above have shared voting power and shared dispositive power over these shares.

(3) Information based on Schedule 13G dated February 14, 2001. Includes all shares reported by T. Rowe Price Associates, Inc., an investment advisor registered under the Investment Advisors Act of 1940, and T. Rowe Price New Horizons Fund, Inc. under agreement to file jointly on Schedule 13G. T. Rowe Price Associates has sole voting power with respect to 274,000 of these shares and sole dispositive power over all of these shares.

(4) Information based on Schedule 13G dated February 15, 2001. Westport Asset Management, Inc. has sole voting power with respect to 269,800 of these shares and sole dispositive power over 269,800 of such shares.

(5) Information based on Schedule 13G dated February 7, 2001. Includes all shares reported by Delaware Management Holdings, a parent holding company that includes Delaware management Business Trust. Delaware Management Holdings has sole voting power with respect to 1,589,986 of these shares and sole dispositive power over 1,596,848 of these shares.

                      EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table sets forth the current executive officers and key employees of Duane Reade:

NAME                                          AGE                           POSITION
----                                        --------   ---------------------------------------------------
Anthony J. Cuti...........................     55      Chairman, Chief Executive Officer and President

Gary Charboneau...........................     56      Senior Vice President--Sales and Merchandising

John K. Henry.............................     51      Senior Vice President, Chief Financial Officer,
                                                       Secretary

Jerry M. Ray..............................     53      Senior Vice President--Store Operations

William J. Tennant........................     53      Senior Vice President--Planning & Logistics

    ANTHONY J. CUTI has been our Chairman of the Board, President and Chief Executive Officer since April 1996. Prior to joining Duane Reade, Mr. Cuti served as President and as a member of the Board of Directors of Supermarkets General and Pathmark from 1993 to 1996 and, prior to being named President of Supermarkets General and Pathmark, Mr. Cuti was Executive Vice President and Chief Financial Officer of Supermarkets General. From 1984 to 1990, he was the Chief Financial Officer of the Bristol-Myers International Group of the Bristol-Myers Company and prior to that was employed by the Revlon Corporation.

    GARY CHARBONEAU has been our Senior Vice President in charge of Sales and Merchandising since February 1993. Prior to joining Duane Reade, Mr. Charboneau held various positions at CVS, a retail drugstore chain, from 1978 to February 1993, most recently as Executive Vice President.

    JOHN K. HENRY has been our Senior Vice President, Chief Financial Officer and Secretary since August of 1999. Prior to joining Duane Reade, Mr. Henry was Senior Vice President and Chief Financial Officer of Global Household Brands from 1998 to 1999, Executive Vice President and Chief Financial Officer of Rickel Home Centers from 1994 to 1998 and Vice President of Finance of Supermarkets General Holdings Corporation from 1992 to 1994.

    JERRY M. RAY has been our Senior Vice President in charge of Store Operations since July 1996 and served as Vice President of Pharmacy Operations from April 1995 to June 1996. From 1991 to 1994, Mr. Ray served as President and CEO of Begley Drugstores, Inc.

    WILLIAM J. TENNANT has been our Senior Vice President in charge of Planning and Logistics since August of 1999. Prior to that Mr. Tennant was our Senior Vice President, Chief Financial Officer and Secretary since February 1997. Prior to joining Duane Reade, Mr. Tennant was Senior Vice President and Chief Financial Officer of Tops Appliance City, a consumer electronics retailer, from 1993 to 1996. From 1986 to 1993, Mr. Tennant served as Vice President and Controller for The Great Atlantic & Pacific Tea Company.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following table summarizes the principal components of compensation of the Chief Executive Officer and our other four highest compensated executive officers for the fiscal years ended December 30, 2000, December 25, 1999 and December 26, 1998. The compensation set forth below fully reflects compensation for services performed on our behalf and on behalf of our subsidiaries.

DUANE READE

                          PROXY STATEMENT-COMPENSATION

                                                                                                 STOCK
                                                                               OTHER ANNUAL     OPTIONS       ALL OTHER
NAME                   PRINCIPAL POSITION    YEAR      SALARY       BONUS      COMPENSATION    L/T COMP.   COMPENSATION(1)
----                   ------------------  --------   --------    ----------   -------------   ---------   ---------------
Anthony J. Cuti......  Chief Executive       2000     $650,000    $1,500,000         --              --       $282,691
                       Officer               1999     $650,000    $1,300,000         --         214,632       $266,940
                                             1998     $500,000    $1,000,000         --              --       $281,683

Gary Charboneau......  SVP--Sales &          2000     $300,000    $  396,000         --              --       $146,736
                       Merchandising         1999     $290,109    $  360,000         --          92,316       $138,560
                                             1998     $266,539    $  324,000         --              --       $146,212

John K. Henry........  SVP--Chief            2000     $245,000    $  275,000         --          50,000             --
                       Financial Officer     1999     $ 98,604(2) $  100,000         --          50,000             --
                                             1998           --            --         --              --             --

Jerry M. Ray.........  SVP--Store            2000     $240,000    $  336,000         --              --       $ 76,850
                       Operations            1999     $230,109    $  240,000         --          73,853       $ 72,568
                                             1998     $212,404    $  215,000         --              --       $ 76,576

William J. Tennant...  SVP--Planning &       2000     $210,000    $  190,000         --              --       $ 59,116
                       Logistics             1999     $198,481    $  105,000         --          23,463       $ 55,822
                                             1998     $187,404    $  190,000         --              --       $ 58,905

--------------------------

(1) Reflects amounts consisting of the term and non-term portion of a split-dollar life insurance program.

(2) Reflects a partial period beginning with the initial date of employment. Mr. Henry's employment with Duane Reade began on August 2, 1999.

                 AGGREGATE OPTION EXERCISE IN FISCAL YEAR ENDED
              DECEMBER 30, 2000 AND FISCAL YEAR-END OPTION VALUES

    The following table summarizes the number and value of all unexercised options held by the Chief Executive Officer and our other four highest compensated executive officers at the end of fiscal 2000.

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                                 OPTIONS AT FISCAL YEAR         MONEY OPTIONS AT FISCAL
                                                                           END                         YEAR END
                          SHARES UNDERLYING                    ---------------------------   -----------------------------
NAME                      OPTIONS EXERCISED   VALUE REALIZED   EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                      -----------------   --------------   -----------   -------------   -------------   -------------
Anthony J. Cuti.........           --                  --        904,025        171,706       $22,158,929      $757,753

Gary Charboneau.........           --                  --        110,517         73,853       $ 2,211,608      $319,627

John K. Henry...........           --                  --         10,000         90,000       $    11,875      $513,625

Jerry M. Ray............       12,000            $326,670        178,033         59,082       $ 4,042,646      $255,702

William J. Tennant......           --                  --        120,086         18,770       $ 2,653,814      $ 83,675

CONTRACTS WITH EXECUTIVE OFFICERS

    Effective June 18, 1997, we entered into an employment agreement with Anthony J. Cuti. Mr. Cuti's employment agreement was amended effective as of March 13, 2000. Pursuant to the agreement, Mr. Cuti serves as Chairman, President and Chief Executive Officer of the Company. The agreement provided for a base salary in 2000 to be determined by the Compensation Committee.
Mr. Cuti's 2000 base salary, as determined by the Compensation Committee, amounted to $650,000. Under the agreement, commencing July 1, 2001, Mr. Cuti's base salary will increase every 18 months by not less than the percentage increase in a designated consumer price index for that 18-month period. The agreement also provides for (1) an annual incentive bonus of up to 200% of base salary based on specified EBITDA (earnings before interest, taxes, depreciation, amortization, non-recurring charges, extraordinary charges and other non-cash items) targets, (2) participation in all benefit plans generally available to our executive officers and (3) severance benefits. Mr. Cuti's incentive bonus, as determined by the Compensation Committee, was $1,500,000 for 2000.

    Pursuant to Mr. Cuti's employment agreement and the 1997 Equity Participation Plan, on June 18, 1997, Mr. Cuti was granted non-qualified stock options to purchase an aggregate of 496,569 shares of common stock at an exercise price of $8.33 per share. Subject to Mr. Cuti's continued employment with Duane Reade, the options generally will become 100% vested on the eighth anniversary of the date of grant, but may vest sooner based on our achievement of specified financial targets. Furthermore, the vesting of options will accelerate upon the occurrence of a sale of Duane Reade on or prior to December 30, 2001, based on our achievement of specified financial targets prior to the date of any such sale. As of December 30, 2000, these options were 100% vested.

    Mr. Cuti's employment agreement provides that Mr. Cuti may generally transfer up to 10% of his shares of common stock in each calendar year while he is an employee, except pursuant to rights and obligations (1) to transfer his shares to Duane Reade upon termination of employment and (2) to transfer shares in connection with specified transfers of common stock by DLJ Merchant Banking Partners II, L.P. The agreement also provides that Mr. Cuti will be given the opportunity to invest additional amounts in stock in the event that DLJ Merchant Banking Partners II, L.P. invests new equity, or creates an instrument that may be dilutive to Mr. Cuti's equity position relative to DLJ Merchant Banking Partners II, L.P.

    Mr. Cuti's initial term of employment under his employment agreement is five years and, unless terminated by notice of non-renewal by either Duane Reade or Mr. Cuti, will continue thereafter for successive one-year periods. Pursuant to the agreement, if Duane Reade terminates Mr. Cuti without "cause" or by notice of non-renewal or Mr. Cuti resigns with "good reason," Mr. Cuti will generally be entitled to receive substantially equal installment payments over the 24-month period following termination in an aggregate amount equal to five times the earnings amount defined as, for any applicable period, the greater of
(a) the sum of base salary and bonuses earned during the period and (b) an amount determined pursuant to the formula set forth in the agreement, and employee benefits for a two year period, which, under some circumstances, including Mr. Cuti's termination of employment prior to June 18, 2003 and within one year following a sale of Duane Reade, may be extended by one year. Additionally, the vesting of Mr. Cuti's options may accelerate upon a termination of employment, based on our financial performance prior to such termination and whether a sale of Duane Reade has occurred. The agreement also contains non-compete, non-solicitation and confidentiality provisions, as well as provisions for a gross-up payment if Mr. Cuti is subject to any excise tax relating to certain payments made in connection with a change of control. In addition, on November 9, 1998 we extended Mr. Cuti a $2.0 million loan. See "Certain Relationships and Related Transaction--Loan Agreements."

    We have also entered into agreements with Messrs. Charboneau and Ray and other executives that provide for their initial base salary, as well as annual incentive bonuses based on specified EBITDA targets. Mr. Charboneau's employment agreement provides for an annual base salary of $220,000 and for additional increases from time to time as we may determine. Mr. Ray's employment agreement provides for an annual base salary of $150,000 and for additional increases from time to time as we may determine. Each of Messrs. Charboneau and Ray are entitled to severance payments equaling 12 months of their respective salaries if they are terminated without "cause," as defined in the agreements.

    Our agreement with Mr. Tennant provides for payment of an annual base salary of $175,000 per year, as well as for payment of annual incentive bonuses based upon achievements of specified financial targets. Mr. Tennant's agreement also provides for the grant of stock options to acquire an aggregate of 68,101 shares of common stock at an exercise price of $7.34 per share. These options vested on June 18, 1997. The agreement also provides for 12 months of salary continuation in the event Mr. Tennant is terminated without cause.

    Our agreement with Mr. Henry provides for payment of an annual base salary of $245,000 per year, as well as for payment of annual incentive bonuses based upon achievements of specified financial targets. Mr. Henry's agreement also provides for the grant of stock options to acquire an aggregate of 50,000 shares of common stock at an exercise price of $29.375 per share. These options were granted under the 1997 Equity Participation Plan. The agreement also provides for 12 months of salary continuation in the event Mr. Henry is terminated without cause.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    We have established a Supplemental Executive Retirement Plan, or SERP, an unfunded retirement plan that provides a lump sum benefit equal to the actuarial present value of a life annuity commencing at the later of age 65 or termination of employment for any reason other than for "cause." The SERP benefit is calculated as a percentage of a participant's earnings amount, which is defined as, for any applicable period, the greater of (a) the sum of base salary and bonuses earned by the participant during the period and (b) a formula amount. Currently, Mr. Cuti is the only SERP participant. Mr. Cuti's estimated SERP benefit, based on the average of his 1996 through 2000 annualized includable compensation and upon discount rates effective for termination of employment in December 2000, is estimated to be $1,311,000, if termination of employment occurs after 10 years of employment, when Mr. Cuti will be age 60 1/2, or $2,619,000 if termination of employment occurs after 14 1/2 years of employment, when Mr. Cuti will be age 65. Pursuant to Mr. Cuti's employment agreement, we are required to set aside funds in a "rabbi trust" to pay Mr. Cuti's SERP benefit in specified circumstances, including a sale of Duane Reade, termination without "cause" and resignation for "good reason." Furthermore, in the event of his termination without "cause" or by reason of our non-renewal, his resignation for "good reason," or his death or disability, Mr. Cuti's SERP benefit will be calculated on the basis of 20 years of employment regardless of his actual number of years of employment with us, the present value of which was approximately $1,837,000 as of December 30, 2000.

STOCK OPTIONS

    1992 STOCK OPTION PLAN. The Board of Directors adopted and our stockholders approved the 1992 Stock Option Plan in September 1992. Under this plan, the Board of Directors could grant to executive and other of our key employees nonqualified stock options to purchase up to an aggregate of 510,757 shares of common stock at exercise prices and terms specified by the Board of Directors.

    At December 30, 2000, there were outstanding nonqualified stock options issued under this plan to purchase up to an aggregate of 142,464 shares of common stock at exercise prices ranging from $0.58 to $40.86 per share. The plan was frozen as to the future grants following the initial public offering of our common stock. All options issued under the plan are 100% vested.

    1997 EQUITY PARTICIPATION PLAN. As of June 18, 1997, the Board of Directors and our stockholders approved the 1997 Equity Participation Plan, which was approved as amended at the annual meeting of the stockholders on May 6, 1999. Since consummation of the initial public offering of common stock, the plan has been administered by the Compensation Committee. The Board of Directors is authorized under the plan to select the individuals to whom awards will be made and determine the terms and conditions of the awards under the plan. An aggregate 1,971,181 shares of common stock have been reserved for issuance under the plan, subject to specified adjustments reflecting changes in our capitalization. The plan provides that no participant may receive awards relating to more than 480,429 shares of common stock per year. As of April 2, 2001, options to purchase 1,957,587 shares were issued, and options to purchase 1,744,795 shares were outstanding with respect to the plan.

DEFERRED BONUS PLAN

    We have established a Supplemental Deferred Bonus Plan, in which approximately 20 key management employees participate. This plan provides that a cash bonus payment may be paid to each participating employee on the fourth anniversary of the plan, May 6, 2003, in an amount equal to the anticipated appreciation of a quantity of stock options granted to the employees under our 1997 Equity Participation Plan. The cash payment will only be made if the actual appreciation of the stock options during the four year period falls below the anticipated appreciation. In order to receive payment, the plan participant must be on our active payroll as an employee in good standing on the payment date. Messrs. Cuti, Charboneau, Ray and Tennant are participants in this plan, and have agreed to limit any cash payments that are made to them under this plan to
(1) a change in control of Duane Reade or (2) in the event that the participating officer is terminated by us without good cause. The maximum amount of the cash bonuses payable to participating employees under this plan ranges from $10,000 to $1,000,000.

                        REPORT OF COMPENSATION COMMITTEE

    In accordance with the rules and regulations of the Securities and Exchange Commission, or SEC, the following report of the Compensation Committee and the performance graph appearing immediately thereafter shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Exchange Act, or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other filed document.

SCOPE OF THE COMPENSATION COMMITTEE; MEMBERS

    In 2000 the Compensation Committee was composed of three non-employee directors: Messrs. Jaffe, Johnson and Roberg. Within the Compensation Committee, Messrs. Johnson and Roberg served as the members of the 162(m) Subcommittee. The 162(m) Subcommittee, comprised solely of members who are "outside directors" under Section 162(m) of the Internal Revenue Code, administers grants under the 1997 Equity Participation Plan to employees and consultants.

    The Compensation Committee is required to review and approve all aspects of the compensation paid to our Chief Executive Officer and the four other most highly paid executive officers, all salaries and salary increases for executives whose annual base salary is $180,000 or greater and all agreements providing for the payment of benefits following a change in control of Duane Reade or severance following a termination of employment. The Compensation Committee also reviews and approves the terms of each incentive compensation and bonus program in effect for employees who are at or above management level and the aggregate amounts which can be awarded thereunder each year.

EXECUTIVE COMPENSATION FOR FISCAL 2000

    The Compensation Committee's philosophy regarding compensation of executive officers recognizes the need to honor existing employment agreements and the belief that executives should be compensated at competitive levels that are sufficient to attract and retain highly talented employees. Inherent in the compensation philosophy is the emphasis on performance-based compensation. Duane Reade's executive compensation package currently consists of a mix of salary, bonus awards and stock option grants as well as benefits plans offered by Duane Reade. Duane Reade is currently considering implementing other long term compensation programs and may do so prior to the end of 2001.

    SALARY. The level of annual compensation for individual executive officers is based upon a number of factors. The Compensation Committee took into account a combination of the individual executive officer's performance and the performance of Duane Reade and the individual aspect of Duane Reade's business for which such person was responsible, the scope of such person's responsibility, and the current compensation package in place for that officer. Increases in an executive's annual base salary are dependent on such person's performance, company-wide financial results and on general levels of wages and price inflation.

    BONUSES. In fiscal 2000 performance targets for executives were tied to the attainment of specified levels of EBITDA, net revenue, operating income and cash flow. In addition, a portion of each individual's award was granted on a discretionary basis by his or her division head or the Chief Executive Officer, or in the case of the four most highly paid executive officers and the Chief Executive Officer, by the Compensation Committee, following an assessment of each individual's performance.

    EQUITY GRANTS. In keeping with the goal of enhancing Duane Reade's profitability and continuing to build stockholder value, Duane Reade's long-term compensation programs are designed to reward growth in stockholder value, as well as to reward long-term service to Duane Reade. Long term incentive rewards are made under the 1997 Equity Participation Plan, based on recommendations submitted to the Compensation Committee and the 162(m) Subcommittee by Duane Reade's Chief Executive Officer. In fiscal 2000, awards consisted of grants of stock options having exercise prices equal to 100% of the fair market value of Duane Reade's common stock on the date of grant. The 1997 Equity Participation Plan was amended on May 6, 1999 to increase the number of shares of common stock authorized for issuance over the term of the plan from 1,321,181 to 1,971,181.

    The future value of these options is directly linked to increases in the price of Duane Reade's common stock, thereby linking long-term compensation to increased stockholder value and continuing service to Duane Reade. The terms of options granted under the 1997 Equity Participation Plan, including vesting, exercisability and option term, are determined by the Compensation Committee, based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer, previous option grants to executive officers and a review of the competitive equity compensation for executive officers of similar rank in companies that are comparable to Duane Reade's industry and size. The value of awards under the 1997 Equity Participation Plan is primarily dependent upon increases in the price of Duane Reade's common stock over a period of up to ten years. Generally, the plan requires employees to remain employed by Duane Reade throughout the period in order to receive their awards.

    DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Tax laws limit the deduction a publicly held company is allowed for compensation paid to certain executive officers. Generally, amounts paid in excess of $1.0 million to a covered executive, other than performance-based compensation, cannot be deducted. The Compensation Committee considers ways to maximize deductibility of executive compensation, but the Compensation Committee retains the flexibility it deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent, regardless of the ultimate deductibility of the compensation.

CEO COMPENSATION FOR FISCAL 2000

    Mr. Cuti's $650,000 base salary represents his salary for serving as Duane Reade's President and CEO. Mr. Cuti's base salary was determined by the Compensation Committee of the Board of Directors after consideration of the strong financial performance of Duane Reade during the period that Mr. Cuti has served as Chief Executive Officer. Mr. Cuti's employment agreement sets specific targeted base EBITDA for each fiscal year from 1997 through 2001. The agreement defines Duane Reade's EBITDA to include Duane Reade's earnings before interest, income taxes, depreciation, amortization, extraordinary charges, nonrecurring charges and other non-cash items, but excluding any costs associated with Duane Reade's 1997 recapitalization and excluding any extraordinary or unusual expenses associated with Duane Reade's initial public offering in February 1998. As calculated pursuant to the agreement, Duane Reade's EBITDA for 2000 was $101.4 million, which exceeded the base EBITDA target for 2000.

    Mr. Cuti's 2000 bonus was $1,500,000. Pursuant to Mr. Cuti's employment agreement, his minimum bonus is based on specified EBITDA targets for 2000. If Duane Reade's 2000 EBITDA equals or exceeds 110% of the base EBITDA target for 2000 set forth in the agreement, Mr. Cuti is entitled to receive a target bonus equal to 100% of his base salary and an additional incentive bonus also equal to 100% of his base salary, or together, $1,300,000. Duane Reade's EBITDA for 2000, as calculated pursuant to his employment agreement, was $101.4 million. This amount exceeded the base EBITDA target by more than 110%.

    Mr. Cuti's employment agreement also dictates the vesting of the non-qualified stock options to purchase 496,569 shares of Duane Reade's common stock granted to Mr. Cuti under the agreement. These options will not completely vest until December 30, 2001 unless specified EBITDA targets are met, in which case vesting of the options will accelerate. Duane Reade's EBITDA for 1998 and 1999 exceeded the base EBITDA targets for 1999 and 2000, respectively which, under the agreement, caused the immediate vesting of options to purchase 269,566 and 170,252 shares of Duane Reade's common stock on December 26, 1998 and December 25, 1999, respectively. This accelerated vesting along with the annual vesting has resulted in all of the 496,596 shares being exercisable at December 30, 2000.

    In addition, in March 1999, Duane Reade issued to Mr. Cuti options to purchase 180,000 shares of common stock under the 1997 Equity Participation Plan. These options have an exercise price of $25.25 per share, which was the fair market value per share of the common stock on March 23, 1999, the date the options were issued. These options were issued along with options to Duane Reade's other executive officers, as well as many of Duane Reade's other employees. In May 1999, Duane Reade issued to Mr. Cuti options to purchase 38,462 shares of common stock under the 1997 Equity Participation Plan. These options were issued in connection with Duane Reade's deferred bonus program. They vest in May 2001, and they have an exercise price of $28.875 per share, which was the fair market value per share of the common stock on May 7, 1999, the date the options were issued.

    The foregoing has been approved by all members of the Compensation
Committee.

                                          DUANE READE INC.
                                          COMPENSATION COMMITTEE
                                          David L. Jaffe
                                          David W. Johnson
                                          Kevin Roberg
                                          William Simon

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to the consummation of its initial public offering, Duane Reade did not have a compensation committee. Instead, compensation decisions regarding our executive officers were made by the Board of Directors. Each of the executive officers has an employment agreement that establishes his annual compensation. See "Contracts with Executive Officers."

    Mr. Jaffe was a Managing Director of DLJ Merchant Banking Partners II, Inc. For a description of the relationship and transactions between Duane Reade and DLJ Merchant Banking Partners II, Inc. and some of its affiliates, see "Certain Relationships and Related Transactions."

STOCK PERFORMANCE GRAPH

    The following line graph compares the cumulative total return of our common sock with the cumulative total return of companies in the Russell 2000 Index and companies in the S&P Retail (Drug Stores) Index for the period beginning February 11, 1998, the date of our initial public offering, and ending
December 31, 2000. The graph assumes that the value of the investment in Duane Reade and in each index was $100 on February 11, 1998 and assumes that all dividends were reinvested. Companies in the Russell 2000 Index have similar market capitalization to us, and we were one of the companies included in the Russell 2000 Index during 1998, 1999 and 2000. We have also selected the S&P Retail (Drug Stores) Index, which consists of CVS, Rite Aid, Walgreen and Longs Drugs.

               COMPARISON OF 34 MONTH CUMULATIVE TOTAL RETURN(*)
 AMONG DUANE READE INC., RUSSELL 2000 INDEX AND S&P RETAIL (DRUG STORES) INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DOLLARS

                            2/11/98  MAR-98  JUN-98  SEP-98  DEC-98  MAR-99  JUN-99  SEP-99  DEC-99  MAR-00  JUN-00  SEP-00  DEC-00
DUANE READE INC.                100  154.92  181.82  229.92  233.33  168.94  184.85  182.58  167.05  140.91  156.06  146.97  185.23
RUSSELL 2000                    100  111.82  106.61   85.13   99.02   93.65  108.21  101.37  120.06  115.89  111.51  112.74  104.96
S & P RETAIL (DRUG STORES)      100   109.8   116.4  124.56  162.64  136.33  142.74  115.72  122.74  107.74  127.15  146.87  171.26

------------------------

* $100 invested on February 11, 1998 in stock or on January 31, 1998 in index, including reinvestment of dividends.

                           OTHER BUSINESS FOR MEETING

    The Board of Directors does not know of any materials that will be presented for action at the annual meeting other than those described above and matters incident to the conduct of the meeting. If, however, any other matters not presently known to management should come before the annual meeting, it is intended that the shares represented by the accompanying proxy will be voted on these matters in accordance with the discretion of the holders of the proxy.

APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP to audit our accounts with respect to our operations for the fiscal year ending on December 29, 2001 and to perform such other services as may be required. Should the firm be unable to perform these services for any reason, the Board of Directors will appoint other independent auditors to perform these services. PricewaterhouseCoopers LLP served as our independent auditors for the fiscal years ending December 25, 1999 and December 30, 2000.

    AUDIT FEES

    The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements for the 2000 fiscal year and the reviews of the condensed financial statements included in our quarterly reports on Form 10-Q for the 2000 fiscal year were $261,000.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    PricewaterhouseCoopers LLP did not render any services to Duane Reade for financial information systems design and implementation during the 2000 fiscal year.

    ALL OTHER FEES

    The aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP to Duane Reade during the 2000 fiscal year, exclusive of the services described above were $130,500. These services consisted of tax services, audits of employee benefit plans, review of an SEC Form S-4 registration filing and audit support for an arbitration proceeding.

    The Audit Committee of the Board of Directors has considered whether PricewaterhouseCoopers's provision of services other than services rendered in connection with the audit of our annual financial statements is compatible with maintaining PricewaterhouseCoopers' independence.

    Representatives of PricewaterhouseCoopers LLP will be at the annual meeting to answer your questions and will have the opportunity to make a statement if they so desire.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires directors, officers and persons who beneficially own more than 10% of a registered class of stock to file initial reports of ownership (Form 3) and reports of changes in beneficial ownership (Forms 4 and 5) with the Commission and the New York Stock Exchange. Such persons are also required under the rules and regulations promulgated by the Commission to furnish us with copies of all Section 16(a) forms they file.

    Based solely on a review of the copies of such forms, as amended, furnished to us, we believe that our directors, officers and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except for: Messrs. Cuti, Charboneau, Henry, Johnson, Ray, Roberg and Tennant, who, through inadvertence, were some days late in filing a Form 5 for fiscal year 2000 and by Mr. Charboneau who, through inadvertence, was some days late in filing a Form 4 to report a disposition of a portion of his shares in October 2000. We believe that all holdings and transactions of Messrs. Cuti, Charboneau, Henry, Johnson, Ray, Roberg and Tennant have been properly and timely disclosed in our quarterly and annual reports.

STOCKHOLDER PROPOSALS FOR 2002

    Any stockholder who wishes to present a proposal at the next annual meeting of stockholders, and who wishes to have such proposal included in our proxy statement for the meeting, must in accordance with Rule 14a-8 of the Exchange Act, deliver a copy of such proposal to us at 440 Ninth Avenue, New York, New York 10001, Attention: Secretary, no later than November 30, 2001; however, if next year's annual meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the annual meeting, any stockholder who wishes to have a proposal included in our proxy statement and proxy for that meeting must deliver to us a copy of the proposal within a reasonable time before the proxy solicitation is made. We reserve the right to decline to include in our proxy statement and proxy any stockholder's proposal that does not comply with the rules of the SEC and/or our by-laws for the inclusion therein.

ANNUAL REPORT

    Our 2000 annual report to stockholders was mailed to stockholders on April 13, 2001. The 2000 annual report to stockholders does not form any part of the materials for the solicitation of proxies. Upon written request, we will provide stockholders with a copy of our annual report on Form 10-K for the year ended December 30, 2000, as filed with the SEC, and any amendments thereto, without charge. Please direct written requests for a copy of the Form 10-K, and any amendments thereto, to: Duane Reade Inc., 440 Ninth Avenue, New York, New York 10001 Attention: Secretary.

ATTACHMENT A

                            SECOND AMENDMENT TO THE
                       1997 EQUITY PARTICIPATION PLAN OF
                                DUANE READE INC.

    Duane Reade Inc. (the "Company"), a corporation organized under the laws of the State of Delaware, by resolution of its Board of Directors (the "Board") adopted the 1997 Equity Participation Plan of Duane Reade Inc. (the "Plan"), effective as of June 18, 1997. Section 10.2 of the Plan allows the Board to amend the Plan in certain respects at any time or from time to time.

    In order to amend the Plan in certain respects, this Amendment to the Plan has been adopted by a resolution of the Board on February 13, 2001, effective as set forth herein. This amendment to the Plan, together with the Plan, constitutes the entire Plan as amended to date.

    1. AMENDMENT TO SECTION 1.3. Section 2.1(a) of the Plan is amended, effective as of the date of approval of a majority of the Company's stockholders, to read in its entirety as follows:

        "(a) The shares of stock subject to Options, awards of Restricted Stock, Performance Awards, Dividend Equivalents, awards of Deferred Stock, Stock Payments or Stock Appreciation Rights shall be the Company's Common Stock, par value $.01 per share. The aggregate number of such shares which may be issued upon exercise of such Options, rights or awards under the Plan shall not exceed 2,971,181. The shares of Common Stock issuable upon exercise of such Options, rights or awards may be either previously authorized but unissued shares or treasury shares."

    PROVIDED, HOWEVER, that the foregoing amendment shall not be effective without the approval of a majority of the Company's stockholders given on or before February 13, 2002; provided, further, that if the Company's stockholders do not approve the foregoing amendment prior to February 13, 2002, any stock options or other awards granted with respect to a number of shares in excess of 1,971,181 shall be void ab initio.

Dated: February 13, 2001                                  DUANE READE INC.

                                                          By:  /s/ JOHN K. HENRY
                                                               -------------------------------------
                                                               Name: John K. Henry
                                                               Title: Senior Vice President, Chief
                                                                      Financial Officer and Secretary
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ATTACHMENT B

                                DUANE READE INC.
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

MISSION

    The Audit Committee of the Board of Directors (the "Committee") of Duane
Reade Inc. (the "Company") will assist the board of directors (the "Board") in fulfilling its oversight responsibilities. The Committee will review the financial reporting process, the systems of internal control, the audit process and the Company's process for monitoring compliance with laws and regulations and with the code of conduct. In performing its duties, the Committee will maintain effective working relationships with the Board, management and the external auditors. To effectively perform his or her role, each Committee member will obtain an understanding of the detailed responsibilities of Committee membership as well as the Company's business, operations and risks.

AUTHORITY

    The Board authorizes the Committee, within the scope of its responsibilities to:

    - Seek any information it requires from:

        -- Any employee (and all employees are directed to co-operate with any request made by the Committee)

        -- External parties

    - Obtain outside legal or other professional advice

    - Ensure the attendance of Company officers at meetings as appropriate

ORGANIZATION

MEMBERSHIP

    3.1 The Committee will be comprised of three members, all of which shall be non-executive directors.

    3.2 Each member should be capable of making a valuable contribution to the Committee.

    3.3  All members of the Committee shall be independent of management.

    3.4 The chairman of the Committee shall be nominated by the Board at the Annual Meeting of the Board and shall serve for a one-year term.

    3.5  Members of the Committee shall be appointed by the Board at the Annual
Meeting of the Board and shall serve for one-year terms.

    3.6  A quorum for any meeting shall be two members.

    3.7 The secretary of the Committee shall be the Company secretary, or such other person as nominated by the Board.

    3.8 The Committee may invite such other persons (e.g. the CEO, CFO and Controller) to its meetings, as it deems necessary.

    3.9 The external auditors should be invited to make presentations to the Committee as appropriate.

    3.10. Meetings shall be held not less than once per year and more frequently if desired based on requests from management, the external auditors or any member of the Board of Directors or the
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Committee. Special meetings may be convened as required. External auditors may convene a meeting if they consider that it is necessary.

    3.11  The proceedings of all meetings shall be minuted.

    3.12 All members of the Committee must be financially literate as determined by the Board with at least one member of the Committee having extensive business and accounting or related financial management expertise also as determined by the Board.

ROLES AND RESPONSIBILITIES

INTERNAL CONTROL

    4.1 To evaluate whether management is setting the appropriate "control culture" by communicating the importance of internal control and the management of risk and ensuring that all employees have an understanding of their roles and responsibilities.

    4.2 To consider how management is held to account for the security of computer systems and applications and the contingency plans for processing financial information in the event of a systems breakdown.

    4.3 To gain an understanding of whether internal control recommendations made by external auditors have been implemented by management.

    4.4 To ensure that the external auditors keep the Committee informed about fraud, illegal acts, deficiencies in internal control, and certain other matters.

FINANCIAL REPORTING

GENERAL

    4.5 To gain an understanding of the current areas of greatest risk and how management is managing these effectively.

    4.6 To consider with the external auditors any fraud, illegal acts, deficiencies in internal control or other similar issues.

    4.7 To review significant accounting or reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements.

    4.8 To ask management and the external auditors about significant risks and exposures and the plans to minimize such risks.

    4.9 To review any legal matters which could significantly impact the financial statements.

ANNUAL FINANCIAL STATEMENTS

    4.10 To review the annual financial statements and determine if they are complete and consistent with the information known to Committee members and assess whether the financial statements reflect appropriate accounting principles

    4.11 To pay particular attention to complex and or unusual transactions such as restructuring charges and derivative disclosures

    4.12. To focus on judgmental areas; for example those involving valuation of assets and liabilities; warranty product or environmental liability;
litigation reserves; and other commitments and contingencies.

                                       2
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    4.13  To meet with management and the external auditors to review the financial statements and the results of the audit.

    4.14 To review the other sections of the annual report before its release and consider whether the information is understandable and consistent with members' knowledge about the Company and its operations.

    Preliminary Announcements, Interim Financial Statements and Analysts'
Briefings

    4.15 To be briefed on how management develops preliminary announcements, interim financial information and analysts' briefings; and the extent to which the external auditors review such information.

    4.16 To assess the fairness of the preliminary and interim statements and disclosures, and obtain explanations from management and external auditors on whether:

    - Actual financial results for the interim period varied significantly from budgeted or projected results

    - Changes in financial ratios and relationships in the interim financial statements are consistent with changes in the Company's operations and financing practices.

    - Generally accepted accounting principles have been consistently applied

    - There are any actual or proposed changes in accounting or financial reporting practices

    - There are any significant or unusual events or transactions

    - The Company's financial and operating controls are functioning effectively

    - The preliminary announcements and interim financial statements contain adequate and appropriate disclosures

EXTERNAL AUDIT

    4.17 To review the external auditor's proposed audit scope and approach and ensure no unjustified restrictions or limitations have been placed on the scope of their audit procedures

    4.18  To review the performance of the external auditors

    4.19 To consider the independence of the external auditor, including reviewing the range of services provided in the context of all consulting services bought by the Company; with such services provided by the external auditor and any other relationships with the Company required to be submitted in writing by the outside auditor at least once annually.

    4.20 To make recommendations to the Board regarding the reappointment of the external auditors

    4.21 To meet separately with the external auditors to discuss any matters that the Committee or auditors believe should be discussed privately

    4.22 To ensure that specific findings and recommendations made by the external auditors are received and discussed on a timely basis

    4.23 To ensure that management responds to recommendations by the external auditors

                                       3
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COMPLIANCE WITH LAWS AND REGULATIONS

    4.24 To review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management's investigation and follow-up (including disciplinary action) of any fraudulent acts or non-compliance

    4.25 To obtain regular updates from management and Company's legal counsel regarding compliance matters

    4.26 To be satisfied that all regulatory compliance matters have been considered in the preparation of the financial statements

    4.27  To review the findings of any examination by regulatory agencies

    Compliance with the Company's Code of Conduct

    4.28 To ensure that the code of conduct is in writing and that arrangements are made for all employees to be aware of it

    4.29 To evaluate whether management is setting the appropriate "tone at the Top" by communicating the importance of the code of conduct and the guidelines for acceptable behavior

    4.30 To review the process for monitoring compliance with the code of conduct

    4.31  To obtain regular updates from management regarding compliance

REPORTING RESPONSIBILITIES

    4.32 To regularly update the Board about Committee activities and make appropriate recommendations

    4.33 To ensure the Board is aware of matters which may significantly impact the financial condition or affairs of the business

OTHER RESPONSIBILITIES

    4.34  To perform other oversight functions as requested by the Board

    4.35 If necessary, to institute special investigations and, if appropriate, hire special counsel or experts to assist in such investigations

    4.36 To review and update the charter and to receive approval of changes from the Board

    4.37  To evaluate the Committee's own performance on a regular basis

                                       4

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                                   DETACH HERE
                                                                         ZDIUAC2



                                      PROXY

                                DUANE READE INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 14, 2001


      The undersigned, hereby appoint(s) Anthony J. Cuti and John K. Henry, each of them with full power of substitution, to act as proxy and to represent the undersigned at the 2001 annual meeting of stockholders and to vote all shares of common stock of Duane Reade Inc. that the undersigned is entitled to vote and would possess if personally present at said meeting to be held on May 14, 2001 at 11:00 a.m., Eastern time, and at all postponements or adjournments thereof upon the following matters:

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE PROXY
WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS ON THE REVERSE
SIDE. PROXIES ARE GRANTED THE DISCRETION TO VOTE UPON ALL OTHER MATTERS THAT MAY
PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT
THEREOF.


-----------------                                              -----------------
   SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
       SIDE                                                           SIDE
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         DUANE READE INC.

          C/O EQUISERVE
          P.O. BOX 9398
          BOSTON, MA 02205o9398





                                                                          ZDUAC1

                                   DETACH HERE



      Please mark
|x|   FRI votes as in
      this example.



1. Election of Directors.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE
   NOMINEES: (01) Anthony J. Cuti, (02) Nicole S. Arnaboldi,
             (03) David L. Jaffe, (04) Carl M. Pradelli, (05) Kevin Roberg,
             (06) David W. Johnson, (07) William Simon

              FOR               WITNNELD
              ALL     |_|       FROM ALL    |_|
            NOMINEES            NOMINEES


              |_|
                  ------------------------------
                    FOR, except as noted above



2. Proposal to approve the second amendment to the 1997 Equity Participation Plan, as amended.
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

   FOR         AGAINST         ABSTAIN

   |_|           |_|              |_|



MARK HERE IF YOU PLAN TO ATTEND THE MEETING      |_|


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    |_|



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